Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

IMMEDIATE RELEASE

CARDIMA MEETS WITH FDA REGARDING REVELATION TX

FREMONT, CA. June 21, 2004 – Cardima (Nasdaq Small Cap: CRDM) today announced that it met with the Center for Devices and Radiological Health (CDRH) of the U.S. Food and Drug Administration (FDA) on June 18, 2004, in response to the FDA’s encouragement for Cardima to meet with FDA representatives subsequent to the issuance of the FDA’s letter stating that Cardima’s REVELATION Tx Microcatheter system pre-market approval application (PMA) was not approvable.

As previously announced, the non-approvable letter was received by Cardima on May 28, 2004, and it informed Cardima that the FDA had determined that Cardima’s REVELATION® Tx Microcatheter with NavAblator® Ablation System pre-market approval application (PMA) was not approvable based on applicable regulatory requirements. The letter indicated that the FDA believed that collecting additional data using a revised study design would be the least burdensome approach to demonstrate the device’s safety and effectiveness.

At the meeting on June 18th, FDA reiterated its view, as stated in its non-approvable letter, that data from an additional study would be necessary to demonstrate the effectiveness of the REVELATION Tx for atrial fibrillation. The FDA representatives stated that the nature of the trial’s primary goal, reduction in the number of AF episodes after ablation, would require a randomized clinical trial design. Representatives of Cardima and FDA exchanged views on how such a study would need to be designed and conducted.

Gabriel Vegh, CEO of Cardima said, “We continue to believe the REVELATION family of microcatheters has the potential to provide promising tools for the effective treatment of atrial fibrillation and ultimately provide a viable treatment alternative to the millions of individuals suffering from atrial fibrillation. We are disappointed, but not discouraged. This meeting provided a useful opportunity to exchange views with agency representatives in person, and at this time we are reviewing all options available to us.”

Cardima is considering its alternatives in light of the views communicated by the FDA’s representatives at the meeting. Cardima’s goal remains to gain approval for the REVELATION microcatheter technology to treat atrial fibrillation by medical practitioners in the field of electrophysiology.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which is expected to be used by cardiac surgeons to treat AF by ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release, including the Company’s belief about the performance and utility of its products, the Company’s goals and its expectations about future trial activities and the FDA approval process, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the risk that the Company will not be able to raise additional capital when needed to continue operations, the risk that the Company will be unable to obtain FDA approval for its pre-market approval (PMA) application for the REVELATION® Tx, including uncertainties associated with the Company’s ability to revise its study design and collect data acceptable to the FDA, the risk that the approval process for the REVELATION Tx or any other product, including additional clinical trials, will require substantial unanticipated expenses and management attention, the limited number of cases employing the Company’s products and the limited amount follow-up information involving these cases, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction and financing efforts, and uncertainties associated with the Company’s ability to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully manufacture, market, sell and distribute its products to end users in the event regulatory approvals are obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.